EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Delta Apparel, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-61190 and No. 333-172018) on Form S-8 and (No. 333-214783) on Form S-3 of Delta Apparel, Inc. of our report dated December 15, 2015, except as to the last paragraph of Note 2(a), Note 2(aa) and Note 14, as to which the date is November 29, 2016, with respect to the consolidated balance sheet of Delta Apparel, Inc. and subsidiaries as of October 3, 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows, for each of the years in the two-year period ended October 3, 2015, and the related financial statement schedule, which report appears in the October 1, 2016 annual report on Form 10-K of Delta Apparel, Inc..

/s/ KPMG LLP

Greenville, South Carolina
November 29, 2016